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                                                                   Exhibit 10.4

                            TAX PAYMENT AGREEMENT



        WHEREAS, NES Group, Inc. (Shareholder) is the sole Shareholder of Continental Global Group, Inc. (Global) and Global is the sole Shareholder of Continental Conveyor & Equipment Company (CC&E) and Goodman Conveyor Company (Goodman); Global, CC&E and Goodman (collectively the Subsidiaries, each individually - Subsidiary); each of the foregoing parties hereto; and

        WHEREAS, the Subsidiaries have elected to be treated as "S" Corporations for U.S. Federal Income Tax purposes; and

        WHEREAS, the taxable income of the Subsidiaries will be included in the income of Shareholder for federal income tax purpose, and the tax thereon is payable by the shareholder of NES Group, Inc., and similar consequences may result for state or local tax purposes as well;

        NOW, THEREFORE, in consideration of the mutual promises herein exchanged and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree that the Subsidiaries shall each make estimated tax payments to Shareholder as set forth herein based on their respective earnings.

        1. Within fifteen (15) days after the end of each month each Subsidiary shall make distributions to Shareholder relating to the federal, state, local and foreign income taxes relating to Subsidiary's operations in an amount which is equal to the Stand-Alone Taxes for such month and the accrued and unreimbursed Reimbursements, as described in Paragraph 3 below, provided that:

                a) Subsidiary will be, during the entire taxable period to which the distribution relates, an S corporation for federal income tax purposes;

                b) if the distributions made with respect to a calendar year exceed the actual taxes for such calendar year (or as subsequently adjusted by taxpayer and the taxing authority), the excess will be returned to Subsidiary not later than 45 days after the taxpayer has received the refund;

                c) Distributions shall be made by each Subsidiary with respect to state or local income taxes in a manner similar to federal income tax, but only if (i) there is state or local income tax rules providing for pass-through treatment, which is similar to the treatment under the Subchapter S rules of the Internal Revenue Code of 1986, and (ii) the Subsidiary is qualified for such treatment for the entire taxable period.

        2. Distributions which comply with the requirements of 1. above shall be made in one or more installments, including without limitation catch-up installments at or after the end of a month or tax year, installments after adjustments made by the Internal Revenue Service and installments made for Reimbursements.

        3.      Definitions:

                a) "Reimbursements" means an amount equal to the sum of interest and penalties imposed on the Subsidiary's Shareholder as a result of an incorrect calculation by such Subsidiary of the amount distributed to such shareholder by the Subsidiary, adjustments made by the IRS relating to the Subsidiary, late tax distributions made by the


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Subsidiary to such Shareholder.  Notwithstanding the foregoing, Reimbursements shall not include any amount described in the preceding sentence to the extent such amount is as a result of, or directly attributable to, an action or inaction taken by the Subsidiary's shareholder.

        b) "Stand-Alone Tax" means an amount (which shall never be less than zero) computed as of the end of any month for the total U.S. federal, state, local and foreign (but only to the extent that foreign taxes are imposed on the Subsidiary's income, but paid or payable by its shareholder to the foreign jurisdiction imposing such taxes on behalf of the subsidiary) income taxes (a) for which Subsidiary's Shareholders would be liable if their income was only from the items of income, gain, loss, deduction or credit arising out of Subsidiary's business and operations for the period beginning on the first day of such month and ending on the last day of such month, determined on an annualized basis, or (b) one twelfth (1/12) of the tax liability expected to be reported for the year, whichever is greater. The tax rates applied to such income are to be based on the maximum individual, U.S. federal, state, local and foreign income tax rates imposed by Section 1 of the Internal Revenue Code of 1986, as amended and as it may be amended, and by the equivalent provisions of the state, local and foreign (but only to the extent that foreign taxes are imposed on the Subsidiary's income, but paid or payable by its Shareholder to the foreign jurisdiction imposing such taxes on behalf of the subsidiary) income taxes (based on the assumption that all tax payments are subject to state and local income tax at the domiciliary of the Shareholders in Ohio and no other state or municipality). All of the preceding shall be computed without regard to phase-in and phase-out rules for minimum tax and alternative minimum tax, interest and penalties, but shall include any surtax, and shall reflect the benefits of the deducibility of state and local income taxes and allowable tax credits in effect for each of the respective taxable periods. These tax payments will not recognize any future carry forward or carry back tax benefits to Continental Global Group, Continental Conveyor & Equipment Company and Goodman Conveyor Company.

        c) For the purposes of this Agreement the term "subsidiary" shall mean all present and future direct and indirect subsidiaries of Continental Global Group, Inc.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the 1st day of April, 1997.
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NES GROUP, INC.                                 CONTINENTAL GLOBAL GROUP, INC.

By:  /s/ Robert J. Tomsich                      By:   /s/ Jimmy L. Dickinson
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Its:   President                                Its:  Vice President
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CONTINENTAL CONVEYOR &                          GOODMAN CONVEYOR COMPANY
 EQUIPMENT COMPANY

By:  /s/ Jimmy L. Dickinson                     By:   /s/ Lawrence J. Kukulski
    ---------------------------                     --------------------------

Its:  Vice President                            Its:  Vice President
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